Independent Auditors Consent

To the Shareholders and Board of Directors of Smith Barney Aggressive Growth Fund Inc.

We consent to the use of our report dated October 15, 1996 incorporated herein by reference and to the references to our Firm under the headings Financial Highlights in the Prospectuses and Counsel and Auditors in the Statement of Additional Information.

KPMG PEAT MARWICK LLP

New York, New York
December 20, 1996